EXHIBIT 5.1

3507 Kyoto Gardens Drive, Suite 320 Palm Beach Gardens, FL 33410 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com

Michael D. Harris, Esq. mharris@harriscramer.com

November 4, 2010

GelTech Solutions, Inc.
1460 Park Lane South, Suite 1
Jupiter, FL 33458
Attention: Mr. Michael Cordani, CEO

        Re: GelTech Solutions, Inc.

Dear Mr. Cordani:

You have advised us that GelTech Solutions, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-1 in accordance with that certain Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC (“Lincoln Park”) dated as of September 1, 2010, amended as of October 29, 2010 (the “Agreement”) with respect to the following shares of common stock, $0.001 par value:

•	1,800,000 shares of common stock which may be offered for sale from time to time by the Company to Lincoln Park Capital;
•	225,000 shares of common stock which may be issued by the Company to Lincoln Park as an additional commitment fee under the Agreement;
•	75,000 shares of common stock which will be offered for resale from time to time by Lincoln Park; and
•	200,000 shares of common stock which may be offered for resale from time to time by Lincoln Park.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such shares as shall be offered by Lincoln Park pursuant to the Prospectus which is part of the Registration Statement and (ii) such shares as shall be sold by the Company to Lincoln Park in accordance with the Agreement for valid consideration.

After having examined the Company’s Certificate of Incorporation, Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that (i) the 2,225,000 shares of common stock issuable to Lincoln Park will be, when issued and paid for in accordance with terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.

Additionally, the 275,000 shares of common stock currently outstanding and offered under the Prospectus are validly issued, duly authorized, fully paid and non-assessable.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Harris Cramer LLP
HARRIS CRAMER LLP